EXHIBIT 5.1

August 23, 2010

Xodtec LED, Inc.
2F, No.139, Jian 1st Rd., Jhonghe City,
Taipei County 235, Taiwan (R.O.C.)

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 which Xodtec LED, Inc. proposes to file with the Securities and Exchange Commission registering 2,500,000 common shares which may be offered and sold by Xodtec LED, Inc. under the 2010 Long Term Incentive Plan (the “Shares”), we are of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the 2010 Long Term Incentive Plan, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP
Sichenzia Ross Friedman Ference LLP